Exhibit 99.1

ONEMAIN HOLDINGS, INC. REPORTS FOURTH QUARTER 2016 RESULTS

Evansville, IN, February 13, 2017 - OneMain Holdings, Inc. (NYSE: OMF) today reported income before provision for income taxes of $29 million and net income of $27 million for the fourth quarter of 2016, compared to a loss before provision for income taxes of $302 million and a net loss of $197 million the prior year quarter. Earnings per diluted share were $0.20 in the fourth quarter of 2016, compared to a loss of $1.46 in the prior year quarter.

Net income was $215 million for the full year of 2016, compared to a loss of $220 million in the prior year. Earnings per diluted share were $1.59 for the full year of 2016, compared to a loss of $1.72 in the prior year.

Jay Levine, President and CEO of OneMain Holdings, Inc. said, “2016 was an incredibly important and transformational year for us. We began the year having just closed the OneMain acquisition, and over the course of the year we have made significant progress in bringing our organization together. I am incredibly proud of our entire team for the tremendous effort they put in throughout the year. Our entire nationwide branch network is now on a unified origination and servicing platform, enhancing our ability to drive very solid returns and to build meaningful shareholder value.”

Consumer and Insurance Segment*

Consumer and Insurance adjusted pretax earnings were $175 million and adjusted net income was $108 million for the fourth quarter of 2016, compared to adjusted pretax earnings of $143 million and adjusted net income of $89 million for the prior year quarter. Consumer and Insurance adjusted earnings per diluted share were $0.80 for the fourth quarter of 2016, compared to $0.66 for the prior year quarter.

Net finance receivables reached $13.5 billion at December 31, 2016, up from $13.0 billion at December 31, 2015.

Net finance receivables per branch totaled $7.4 million at December 31, 2016, up from $7.1 million at December 31, 2015.

Yield was 24.3% and risk adjusted yield, which represents yield less net charge-off ratio, was 16.8% in the fourth quarter of 2016.

The net charge-off ratio was 7.5% in the fourth quarter of 2016.

The 30-89 delinquency ratio was 2.3% at December 31, 2016, down from 2.6% at September 30, 2016 and up from 2.2% at December 31, 2015.

The 60+ delinquency ratio was 3.6% at December 31, 2016, up from 3.3% at September 30, 2016 and up from 3.0% at December 31, 2015.

Acquisitions and Servicing Segment*

Acquisitions and Servicing adjusted pretax earnings were $2 million in the fourth quarter of 2016, compared to $28 million in the prior year quarter. Net finance receivables at December 31, 2016 were zero as a result of the sale of the company’s interests in SpringCastle on March 31, 2016.

Real Estate Segment*

Real Estate adjusted pretax losses were $7 million in the fourth quarter of 2016, compared to $34 million in the prior year quarter. Net finance receivables, including finance receivables held for sale, were $308 million at December 31, 2016, compared to $747 million at December 31, 2015.

*Reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Liquidity and Capital Resources

As of December 31, 2016, the company had $579 million of cash and cash equivalents, which included $264 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that is unavailable for general corporate purposes. The company had undrawn conduit financing facilities of $4.8 billion and had total outstanding debt of $14.0 billion at December 31, 2016, in a variety of debt instruments.

Use of Non-GAAP Financial Measures

We report the operating results of our Consumer and Insurance segment, Acquisitions and Servicing segment, Real Estate segment, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves and acquisition costs to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). These allocations and adjustments currently have a material effect on our reported segment basis income as compared to GAAP. We believe the Segment Accounting Basis (a basis other than GAAP) provides investors a consistent basis on which management evaluates segment performance.

Consumer and Insurance adjusted pretax earnings, Consumer and Insurance adjusted net income, Consumer and Insurance adjusted earnings per diluted share, Acquisitions and Servicing adjusted pretax earnings, Real Estate adjusted pretax earnings and Other adjusted pretax earnings are key performance measures used by management in evaluating the performance of our business. Consumer and Insurance adjusted pretax earnings, Acquisitions and Servicing adjusted pretax earnings, Real Estate adjusted pretax earnings and Other adjusted pretax earnings represents income (loss) before provision for (benefit from) income taxes on a Segment Accounting Basis and excludes acquisition-related transaction and integration expenses, net gain (loss) on sales of personal and real estate loans, net gain on sale of SpringCastle interests, SpringCastle transaction costs, losses resulting from repurchases and repayments of debt, debt refinance costs, and net loss on liquidation of our United Kingdom subsidiary. Management believes these non-GAAP financial measures are useful in assessing the profitability of our segments and uses these non-GAAP financial measures in evaluating our operating performance. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before provision for (benefit from) income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our fourth quarter 2016 results and other general matters at 8:00 am Eastern Time on Tuesday, February 14, 2017. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic), or

678-304-6859 (international), conference ID 59799309, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website or by dialing 800-585-8367 (U.S. domestic), or 404-537-3406, conference ID 59799309, beginning approximately two hours after the event. The replay of the conference call will be available through May 14, 2017. An investor presentation will be available on the Investor Relations page of OneMain’s website at https://www.onemainfinancial.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information, as well as information regarding business and segment trends, see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (https://www.onemainfinancial.com) and the SEC's website (http://www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements involve inherent risks, uncertainties and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: the inability to obtain, or delays in obtaining, cost savings and synergies from the OneMain Acquisition and risks and other uncertainties associated with the integration of the companies; unanticipated expenditures relating to the OneMain Acquisition; any litigation, fines or penalties that could arise relating to the OneMain Acquisition; the impact of the OneMain Acquisition on our relationships with employees and third parties; various risks relating to the Lendmark Sale, in connection with the previously disclosed Settlement Agreement with the U.S. Department of Justice; risks relating to continued compliance with the Settlement Agreement; changes in general economic conditions, including the interest rate environment in which we conduct business and the financial markets through which we can access capital and also invest cash flows from our Consumer and Insurance segment; levels of unemployment and personal bankruptcies; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, cyber-attacks or other security breaches, or other events disrupting business or commerce; changes in the rate at which we can collect or potentially sell our finance receivables portfolio; the effectiveness of our credit risk scoring models in assessing the risk of customer unwillingness or lack of capacity to repay; changes in our ability to attract and retain employees or key executives to support our businesses; changes in the competitive environment in which we operate, including the demand for our products, customer responsiveness to our distribution channels, our ability to make technological improvements, and the strength and ability of our competitors to operate independently or to enter into business combinations that result in a more attractive range of customer products or provide greater financial resources; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances or arrangements, including delinquencies, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; the inability to successfully and timely expand our centralized loan servicing capabilities through the integration of the Springleaf and OneMain servicing facilities; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; the inability to successfully implement our growth strategy for our consumer lending business as well as successfully acquiring portfolios of consumer loans, pursuing acquisitions, and/or establishing joint ventures; declines in collateral values or increases in actual or projected delinquencies or credit losses; changes in federal, state or local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (which, among other things, established the Consumer Financial Protection Bureau, which has broad authority to regulate and examine financial institutions, including us), that affect our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing; potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any litigation associated therewith, any impact to our business operations, reputation, financial position, results of operations or cash flows arising therefrom, any impact to our relationships with lenders, investors or other third parties attributable thereto, and the costs and effects of any breach of any representation, warranty or covenant under any of our contractual arrangements, including indentures or other financing arrangements or contracts, as a result of any such violation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any litigation associated therewith; our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry, or our ability to incur additional borrowings; the impacts of our securitizations and borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; changes in accounting principles and policies or changes in accounting estimates; any failure or inability to achieve the SpringCastle Portfolio performance requirements set forth in the SpringCastle Interests Sale purchase agreement; the effect of future sales of our remaining portfolio of real estate loans and the transfer of servicing of these loans, including the environmental liability and costs for damage caused by hazardous waste if a real estate loan goes into default; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time. The foregoing list of factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements does not purport to be complete and new factors, risks and uncertainties may arise in the future that are impossible for us to currently predict.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(dollars in millions, except per share amounts)	2016	2015	2016	2015

Interest income:
Finance charges	$765	$643	$3,036	$1,870
Finance receivables held for sale originated as held for investment	3	47	74	60
Total interest income	768	690	3,110	1,930

Interest expense	201	215	856	715

Net interest income	567	475	2,254	1,215

Provision for finance receivable losses	258	483	932	716

Net interest income (loss) after provision for finance receivable losses	309	(8)	1,322	499

Other revenues:
Insurance	107	95	449	211
Investment	20	8	86	52
Net loss on repurchases and repayments of debt	(1)	—	(17)	—
Net gain on sale of SpringCastle interests	—	—	167	—
Net gain on sales of personal and real estate loans and related trust assets	—	—	18	—
Other	21	5	70	(1)
Total other revenues	147	108	773	262

Other expenses:
Operating expenses:
Salaries and benefits	191	180	788	485
Acquisition-related transaction and integration expenses	33	33	108	62
Other operating expenses	164	146	676	344
Insurance policy benefits and claims	39	43	167	96
Total other expenses	427	402	1,739	987

Income (loss) before provision for (benefit from) income taxes	29	(302)	356	(226)

Provision for (benefit from) income taxes	2	(134)	113	(133)

Net income (loss)	27	(168)	243	(93)

Net income attributable to non-controlling interests	—	29	28	127

Net income (loss) attributable to OneMain Holdings, Inc.	$27	$(197)	$215	$(220)

Share Data:
Weighted average number of shares outstanding:
Basic	134,760,705	134,465,781	134,718,588	127,910,680
Diluted	135,562,817	134,465,781	135,135,860	127,910,680
Earnings (loss) per share:
Basic	$0.20	$(1.46)	$1.60	$(1.72)
Diluted	$0.20	$(1.46)	$1.59	$(1.72)

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(dollars in millions)
December 31,	2016	2015

Assets
Cash and cash equivalents	$579	$939
Investment securities	1,764	1,867
Net finance receivables:
Personal loans	13,577	13,295
SpringCastle Portfolio	—	1,703
Real estate loans	144	538
Retail sales finance	11	23
Net finance receivables	13,732	15,559
Unearned insurance premium and claim reserves	(586)	(662)
Allowance for finance receivable losses	(689)	(592)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	12,457	14,305
Finance receivables held for sale	153	793
Restricted cash and cash equivalents	568	676
Goodwill	1,422	1,440
Other intangible assets	492	559
Other assets	688	611

Total assets	$18,123	$21,190

Liabilities and Shareholders’ Equity
Long-term debt	$13,959	$17,300
Insurance claims and policyholder liabilities	757	747
Deferred and accrued taxes	9	29
Other liabilities	332	384
Total liabilities	15,057	18,460

Shareholders’ equity:
Common stock	1	1
Additional paid-in capital	1,548	1,533
Accumulated other comprehensive loss	(6)	(33)
Retained earnings	1,523	1,308
OneMain Holdings, Inc. shareholders’ equity	3,066	2,809
Non-controlling interests	—	(79)
Total shareholders’ equity	3,066	2,730

Total liabilities and shareholders’ equity	$18,123	$21,190

KEY METRICS (GAAP BASIS)

(dollars in millions)	Three Months Ended December 31,		At or for the Years Ended December 31,
	2016	2015	2016	2015

Finance receivables held for investment:
Net finance receivables			$13,732	$15,559
Number of accounts			2,208,894	2,465,857
Finance receivables held for sale:
Net finance receivables			$153	$793
Number of accounts			2,800	148,932
Finance receivables held for investment and held for sale: (a)
Average net receivables	$13,809	$13,059	$14,463	$8,305
Yield	22.04%	20.90%	21.37%	23.04%
Gross charge-off ratio	7.57%	3.21%	6.05%	4.36%
Recovery ratio	(0.63)%	(0.43)%	(0.51)%	(0.67)%
Net charge-off ratio	6.94%	2.78%	5.54%	3.69%
30-89 Delinquency ratio (b)			2.31%	2.57%
Origination volume	$2,337	$2,510	$9,475	$5,803
Number of accounts originated	329,832	390,728	1,326,574	991,051

(a)	Includes personal loans held for sale, but excludes real estate loans held for sale in order to be comparable with our Consumer and Insurance segment statistics.

(b)
Net finance receivables 30-89 days past due as a percentage of net finance receivables. Prior to December 31, 2016, delinquency ratio was calculated as unpaid principal balance ("UPB") 60 days or more past due as a percentage of UPB. The prior period has been revised to conform to the 2016 presentation.

CONSUMER AND INSURANCE KEY METRICS (NON-GAAP BASIS)

(dollars in millions)	Three Months Ended December 31,		At or for the Years Ended December 31,
	2016	2015	2016	2015

Finance receivables held for investment:
Net finance receivables			$13,455	$12,954
Number of accounts			2,200,584	2,202,091
Finance receivables held for sale:
Net finance receivables			$—	$617
Number of accounts			—	145,736
Finance receivables held for investment and held for sale:
Average net receivables	$13,470	$10,546	$13,445	$5,734
Yield	24.26%	25.08%	24.75%	25.85%
Gross charge-off ratio	8.33%	9.55%	7.82%	7.52%
Recovery ratio	(0.84)%	(0.71)%	(0.77)%	(0.80)%
Net charge-off ratio	7.49%	8.84%	7.05%	6.72%
30-89 Delinquency ratio *			2.26%	2.23%
Origination volume	$2,337	$2,488	$9,455	$5,715
Number of accounts originated	329,832	390,728	1,326,574	991,051

*
Net finance receivables 30-89 days past due as a percentage of net finance receivables. Prior to December 31, 2016, delinquency ratio was calculated as UPB 60 days or more past due as a percentage of UPB. The prior period has been revised to conform to the 2016 presentation.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

Reconciliations of income (loss) before provision for income taxes attributable to OMH on a GAAP basis (purchase accounting) to a Segment Accounting Basis:

(dollars in millions)	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

Income (loss) before provision for (benefit from) income taxes attributable to OMH - GAAP basis	$29	$(331)	$328	$(353)
GAAP to Segment Accounting Basis adjustments:
Interest income	61	100	371	91
Interest expense	8	29	55	123
Provision for finance receivable losses	15	284	1	298
Other revenues	8	6	6	18
Acquisition-related transaction and integration expenses	(12)	(3)	(20)	(3)
Other expenses	14	11	54	14
Income before provision for income taxes attributable to OMH - Segment Accounting Basis	$123	$96	$795	$188

Income (loss) before provision for income taxes attributable to OMH on a Segment Accounting Basis by segment was as follows:

(dollars in millions)	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

Income (loss) before provision for income taxes attributable to OMH - Segment Accounting Basis
Consumer and Insurance	$136	$127	$688	$345
Acquisitions and Servicing	2	27	197	127
Real Estate	(7)	(35)	(59)	(173)
Other	(8)	(23)	(31)	(111)
Income before provision for income taxes attributable to OMH - Segment Accounting Basis	$123	$96	$795	$188

Reconciliations of income (loss) before provision for (benefit from) income taxes attributable to OMH on a Segment Accounting Basis to adjusted pretax earnings (loss) (non-GAAP):

(dollars in millions)	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

Consumer and Insurance
Income before provision for income taxes - Segment Accounting Basis	$136	$127	$688	$345
Adjustments:
Acquisition-related transaction and integration expenses	38	16	100	16
Net gain on sale of personal loans	—	—	(22)	—
Net loss on repurchases and repayments of debt	1	—	14	—
Debt refinance costs	—	—	4	—
Adjusted pretax earnings (non-GAAP)	$175	$143	$784	$361

Acquisitions and Servicing
Income before provision for income taxes attributable to OMH - Segment Accounting Basis	$2	$27	$197	$127
Adjustments:
Net gain on sale of SpringCastle interests	—	—	(167)	—
Acquisition-related transaction and integration expenses	—	1	1	1
SpringCastle transaction costs	—	—	1	—
Adjusted pretax earnings attributable to OMH (non-GAAP)	$2	$28	$32	$128

Real Estate
Loss before benefit from income taxes - Segment Accounting Basis	$(7)	$(35)	$(59)	$(173)
Adjustments:
Net loss on sale of real estate loans	—	—	12	—
Net loss on repurchases and repayments of debt	—	—	1	—
Acquisition-related transaction and integration expenses	—	1	1	1
Debt refinance costs	—	—	1	—
Adjusted pretax loss (non-GAAP)	$(7)	$(34)	$(44)	$(172)

Other
Loss before benefit from income taxes - Segment Accounting Basis	$(8)	$(23)	$(31)	$(111)
Adjustments:
Acquisition-related transaction and integration expenses	7	18	26	47
Net loss on liquidation of United Kingdom subsidiary	1	—	6	—
Adjusted pretax earnings (loss) (non-GAAP)	$—	$(5)	$1	$(64)

Consumer and Insurance adjusted earnings per share (non-GAAP) is calculated as follows:

(dollars in millions)	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

Consumer and Insurance
Adjusted pretax earnings (non-GAAP)	$175	$143	$784	$361
Provision for income taxes *	67	54	298	134
Adjusted net income (non-GAAP)	$108	$89	$486	$227

Weighted average diluted shares	135,562,817	134,465,781	135,135,860	127,910,680
Adjusted EPS (non-GAAP)	$0.80	$0.66	$3.60	$1.77

*	Provision for income taxes assumes a combined U.S. federal and state statutory income tax rate of 37% prior to the OneMain Acquisition and 38% subsequent to the OneMain Acquisition.

OneMain Holdings, Inc.

Contact:
Craig Streem, 812-468-5752                            Rohit Dewan, 812-492-2582
craig.streem@onemainfinancial.com                        rohit.dewan@onemainfinancial.com

Source: OneMain Holdings, Inc.